Exhibit 4.24

Summary Translation

Lease Agreement between Shenzhen Xinrui Commercial Property Co., Ltd. and
Shenzhen Yimao New Energy Sales Co., Ltd.

Party A: Shenzhen Xinrui Commercial Property Co., Ltd.

Party B:Shenzhen Yimao New Energy Sales Co., Ltd.

On November 11, 2020, the two parties signed a Lease Agreement. Party A rented the house to Party B.

The house is located at No. 1108, Tianle Building, No. 1021, Buji Road, Luohu District, Shenzhen China ,with an area of 54 square meters.

The house is used as office space for Party B.

The rental period of the house is 1 year, from November 23, 2020 to November 22, 2021. The rent is paid every month. The total annual rent of the house is 1,45,360 yuan.

The Agreement is made in duplicate with all parties herein holding one copy each with the same legal effect.

Shenzhen Yimao New Energy Sales Co., Ltd.

/s/ Corporate Chop

By: /s/ Mingqin Dong

Name: Mingqin Dong

Shenzhen Xinrui Commercial Property Co., Ltd.

/s/ Corporate Chop

By: /s/ Yong Li

Name: Yong Li